Exhibit 4.2

CORTINA SYSTEMS, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

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TABLE OF CONTENTS

(CONTINUED)

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CORTINA SYSTEMS, INC.

AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the July 23, 2006 by and among CORTINA SYSTEMS, INC., a Delaware corporation (the “Company”) and the investors listed on Exhibit A hereto, referred to hereinafter as the “Investors” and each individually as an “Investor”

RECITALS

WHEREAS, certain of the Investors are purchasing shares of the Company’s Series D Preferred Stock (the “Series D Stock”) pursuant to that certain Series D Preferred Stock Purchase Agreement (the “Purchase Agreement”) dated as of July 23, 2006 (the “Financing”);

WHEREAS, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement;

WHEREAS, certain of the Investors are holders of the Company’s Series 1 Preferred Stock (the “Series I Stock”), Series A Preferred Stock (the “Series A Stock”), Series B Preferred Stock (the “Series B Stock”) and Series C Preferred Stock (the “Series C Stock”) (together, the “Prior Investors”) (the Series 1 Stock, Series A Stock, Series B Stock, Series C Stock and Series D Stock shall be referred to herein collectively as the “Preferred Stock”);

WHEREAS, the Prior Investors and the Company are parties to an Amended and Restated Investor Rights Agreement dated August 5, 2005 (the “Prior Agreement”);

WHEREAS, the parties to the Prior Agreement desire to amend and restate the Prior Agreement and accept the rights and covenants hereof in lieu of their rights and covenants under the Prior Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Company and the Investors have agreed to the registration rights, information rights, and other rights as set forth below.

Now, THEREFORE, in consideration of these premises and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. GENERAL.

1.1 Definitions. As used in this Agreement the following terms shall have the following respective meanings:

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(a) “Acquisition’” shall have the same meaning as defined in the Restated Certificate.

(b) Asset Transfer” shall have the same meaning as defined in the Restated Certificate.

(c) “Common Stock” means the Company’s Common Stock as defined in the Restated Certificate.

(d) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(e) “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor or similar registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) “Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 2.10 hereof.

(g) “Initial Offering” means the Company’s first firm commitment underwritten public offering of its Common Stock registered under the Securities Act.

(h) “Major Investor” means any Investor that (with its affiliates) owns not less than five million (5,000,000) shares of Registrable Securities (as adjusted for stock splits and combinations).

(i) “Qualified Initial Public Offering” means a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Company in which the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least fifty million dollars ($50,000,000).

(j) “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

(k) “Registrable Securities” means (a) Common Stock of the Company issued or issuable upon conversion of the Shares and (b) any Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities. Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 2 of this Agreement are not assigned.

(l) “Registrable Securities then outstanding” shall be the number of shares of the Company’s Common Stock that are Registrable Securities and either (a) are then issued

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and outstanding or (b) are issuable pursuant to then exercisable or convertible securities outstanding.

(m) “Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 2.2, 2.3 and 2.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed twenty-five thousand dollars ($25,000) of a single special counsel for the Holders for each registration, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(n) “Restated Certificate” means the Company’s Amended and Restated Certificate of Incorporation, as may be amended from time to time.

(o) “SEC” or “Commission” means the Securities and Exchange Commission.

(p) “Securities Act” shall mean the Securities Act of 1933, as amended,

(q) “Selling Expenses’” shall mean all underwriting discounts and selling commissions applicable to the sale.

(r) “Shares” shall mean the Company’s Preferred Stock held by the Investors listed on Exhibit A hereto and their permitted assigns.

(s) “Special Registration Statement” shall mean (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction, or (iii) a registration related to stock issued upon conversion of debt securities.

SECTION 2. REGISTRATION; RESTRICTIONS ON TRANSFER

2.1 Restrictions on Transfer.

(a) Each Holder agrees not to make any disposition of all or any portion of the Shares or Registrable Securities unless and until:

(i) there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii) (A) the transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to

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the Company, that such disposition will not require registration of such shares under the Securities Act. It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144. After its Initial Offering, the Company will not require the transferee to be bound by the terms of this Agreement, nor will it require a Holder to comply with subsections 2.1(a)(ii)(B) or (C) herein so long as any transaction made by such Holder is done so in accordance with Rule 144.

(b) Notwithstanding the provisions of subsection (a) above, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder that is (A) a partnership transferring to its partners or former partners in accordance with partnership interests, (B) to a transferee that is any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly or indirectly controls, is controlled by or is under common control with such Holder, (C) a limited liability company transferring to its members or former members in accordance with their interest in the limited liability company, or (D) an individual transferring to the Holder’s family member or trust for the benefit of an individual Holder; provided, however, that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(c) Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws);

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A CERTAIN INVESTOR RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER AND THE COMPANY. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

(d) The Company shall be obligated to reissue promptly unlegended certificates at the request of any Holder thereof if the Holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company

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to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(e) Any legend endorsed on an instrument pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

2.2 Demand Registration.

(a) Subject to the conditions of this Section 2.2, if the Company shall receive a written request from the Holders of at least forty percent (40%) of the Registrable Securities (the “Initiating Holders”) that the Company file a registration statement under the Securities Act having an aggregate offering price, net of underwriting discounts and commissions, of not less than seven million five hundred thousand dollars ($7,500,000), then the Company shall, promptly following receipt thereof, give written notice of such request to all Holders, and subject to the limitations of this Section 2.2, use commercially reasonable efforts to effect, as expeditiously as reasonably possible, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered within ninety (90) days of the receipt of the Company’s notice pursuant to this Section 2.2(a).

(b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2.2 or any request pursuant to Section 2.4 and the Company shall include such information in the written notice referred to in Section 2.2(a) or Section 2.4(a), as applicable. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company). Notwithstanding any other provision of this Section 2.2 or Section 2.4, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities) then the Company shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities on a pro rata basis based on the number of Registrable Securities held by all such Holders (including the Initiating Holders). Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c) The Company shall not be required to effect a registration pursuant to this Section 2.2:

(i) prior to one hundred eighty (180) days following the effective date of the registration statement pertaining to the Initial Offering;

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(ii) after the Company has effected two (2) registrations pursuant to this Section 2.2, and such registrations have been declared or ordered effective;

(iii) during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of any registration statement pertaining to the Company’s equity securities (except for a Special Registration Statement); provided, however that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv) if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 2.2(a), the Company gives notice to the Holders of the Company’s intention to file a registration statement (except for a Special Registration Statement) within ninety (90) days; or

(v) if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 2.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however that such right to delay a request shall be exercised by the Company not more than twice and for no more than a total of one hundred twenty (120) days in any twelve (12) month period.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least fifteen (15) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding Special Registration Statements) and will afford each such Holder an opportunity to include in such registration statement all or part of such Registrable Securities held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing. Such notice shall state the intended method of disposition of the Registrable Securities by such Holder. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If the registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, the Company shall so advise the Holders of Registrable Securities, In such event, the right of any such Holder to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in

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customary form with the underwriter or underwriters selected for such underwriting by the Company. Notwithstanding any other provision of this Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the participating Holders on a pro rata basis based on the total number of Registrable Securities held by the participating Holders; and third, to any stockholder of the Company (other than a Holder) on a pro rata basis. No such reduction shall reduce the amount of securities of the selling Holders included in the registration below thirty percent (30%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling stockholders, in which event any or all of the Registrable Securities of the Holders may be excluded in accordance with the immediately preceding sentence. In no event will shares of any other selling stockholder be included in such registration that would reduce the number of shares which may be included by any Holders without the written consent of Holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Registrable Securities proposed to be sold in the offering. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter, delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder which is a partnership, limited liability company or corporation, the partners, retired partners, members and stockholders of such Holder, or the estates and family members of any such partners, retired partners, members and any trusts for the benefit of any of the foregoing person shall be deemed to be a single “Holder” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Right to Terminate Registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.3 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 2.5 hereof.

2.4 Form S-3 Registration. In case the Company shall receive from any Holder or Holders of Registrable Securities a written request or requests that the Company effect a registration on Form S-3 (or any successor to Form S-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a) within fifteen (15) business days give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any

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other Holder or Holders joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(i) if Form S-3 (or any successor to Form S-3) is not available for such offering by the Holders, or

(ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than one million dollars ($1,000,000), or

(iii) if within thirty (30) days of receipt of a written request from any Holder or Holders pursuant to this Section 2.4, the Company gives notice to such Holder or Holders of the Company’s intention to make a public offering within ninety (90) days, other than pursuant to a Special Registration Statement;

(iv) if the Company shall furnish to the Holders a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holder or Holders under this Section 2.4; provided, however that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(v) if the Company has already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4.

(c) Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the requests of the Holders. Registrations effected pursuant to this Section 2.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 2.2 or 2.3, respectively.

2.5 Expenses of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 2.2 or any registration under Section 2.3 or Section 2.4 herein shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered. The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 2.2 or 2.4, the request of which has been subsequently withdrawn by the Initiating Holders unless (a) the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders were not aware at the time of such request or (b) the Holders of a majority of Registrable Securities agree to forfeit their right to one requested registration pursuant to Section 2.2 or Section 2.4, as

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applicable, in which event such right shall be forfeited by all Holders. If the Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities) requesting such registration in proportion to the number of shares for which registration was requested. If the Company is required to pay the Registration Expenses of a withdrawn offering pursuant to clause (a) above, then the Holders shall not forfeit their rights pursuant to Section 2.2 or Section 2.4 to a demand registration.

2.6 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use all commercially reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective not less than (i) ninety (90) days or, (ii) for such shorter period during which the Holder or Holders have completed the distribution related thereto; provided, however, that at any time, upon written notice to the participating Holders and for a period not to exceed sixty (60) days thereafter (the “Suspension Period”), the Company may delay the filing or effectiveness of any registration statement or suspend the use or effectiveness of any registration statement (and the Initiating Holders hereby agree not to offer or sell any Registrable Securities pursuant to such registration statement during the Suspension Period) if the Company reasonably believes that the Company may, in the absence of such delay or suspension hereunder, be required under state or federal securities laws to disclose any corporate development the disclosure of which could reasonably be expected to have an adverse effect upon the Company, its stockholders, a potentially significant transaction or event involving the Company, or any negotiations, discussions, or proposals directly relating thereto. No more than one (1) such Suspension Period shall occur in any twelve (12) month period. In the event that the Company shall exercise its rights hereunder, the applicable time period during which the registration statement is to remain effective shall be extended by a period of time equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive sixty (60) days with the consent of the holders of a majority of the Registrable Securities proposed to be sold by the Initiating Holders. If so directed by the Company, the Initiating Holders shall use their best efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Initiating Holders’ possession, of the prospectus relating to such Registrable Securities current at the time of receipt of such notice; provided, however, that the Company shall use its best efforts to distribute an amended prospectus as promptly as possible in accordance with Sections 2.6(b) and (c) below. The Company shall not be required to file, cause to become effective or maintain the effectiveness of any registration statement that contemplates a distribution of securities on a delayed or continuous basis pursuant to Rule 415 under the Securities Act.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for the period set forth in subsection (a) above.

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(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d) Use its reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use its commercially reasonable best efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Use its commercially reasonable best efforts to furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any, and (ii) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering addressed to the underwriters.

(h) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.

(i) Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 2 covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related

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prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders; provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed sixty (60) days. From and after the date of a notice of suspension under this Section 2.6(j), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the sixtieth (60th) day following the giving of the notice of suspension.

(k) Otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission. After its Initial Offering, the Company shall use its commercially reasonable efforts to remain eligible to qualify for registration on form S-3 or any comparable or successor form or forms.

2.7 Termination of Registration Rights. All registration rights granted under this Section 2 shall terminate and be of no further force and effect three (3) years after the date of any Qualified Initial Public Offering. In addition, an individual Holder’s registration rights shall expire if (a) the Company has completed its Initial Offering and is subject to the provisions of the Exchange Act, (b) such Holder (together with its affiliates) holds less than 1% of the Company’s outstanding Common Stock (treating all shares of convertible Preferred Stock on an as converted basis), and (c) all Registrable Securities held by and issuable to such Holder (and its affiliates, family members, partners, former partners and former members) may be sold under Rule 144 during each day of any ninety (90) day period.

2.8 Delay of Registration; Furnishing Information.

(a) No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

(b) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(c) Except as provided in Section 2.5, the Company shall have no obligation with respect to any registration requested pursuant to Section 2.2 or Section 2.4 if, due to the operation of subsection 2.2(b), the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 2.2 or Section 2.4, whichever is applicable.

2.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

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(a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, officers, directors, members and stockholders of each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (whether incurred by such person(s) jointly or severally) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement (or incorporated by reference therein), including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will pay as incurred to each such Holder, partner, officer, director, member, stockholder, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 2.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, officer, director, member, stockholder, underwriter or controlling person of such Holder.

(b) To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (whether incurred by such person(s) jointly or severally) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be specifically for use in connection with such registration; and each such Holder will pay as incurred any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim,

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damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this subsection 2.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall the aggregate indemnity under this Section 2.9 exceed the net proceeds from the offering received by such Holder.

(c) Promptly after receipt by an indemnified party under this Section 2.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.9.

(d) If the indemnification provided for in this Section 2.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that in no event shall the aggregate contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

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(f) The obligations of the Company and Holders under this Section 2.9 shall survive completion of any offering of Registrable Securities in a registration statement and the termination of this Agreement. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

2.10 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 2 may be assigned by a Holder to a transferee or assignee of Registrable Securities that (a) is a Holder’s family member or trust for the benefit of an individual Holder; (b) is a partner, limited partner, retired partner, member or retired member of a Holder; (c) acquires at least five hundred thousand (500,000) shares of Registrable Securities (as adjusted for stock splits and combinations); or (d) is an individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture or unincorporated organization that directly or indirectly controls, is controlled by or is under common control with a Holder, provided, however, (i) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (ii) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

2.11 Amendment of Registration Rights. Any provision of this Section 2 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities then outstanding. Any amendment or waiver effected in accordance with this Section 2.11 shall be binding upon each Holder and the Company. By acceptance of any benefits under this Section 2, Holders of Registrable Securities hereby agree to be bound by the provisions hereunder.

2.12 Limitation on Subsequent Registration Rights. Other than as provided in Section 5.11, after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority in interest of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights pari passu or senior to those granted to the Holders hereunder, other than the right to (i) a registration statement relating to any employee benefit plan or (ii) with respect to any corporate reorganization or transaction under Rule 145 of the Securities Act, including any registration statements related to the resale of securities issued in such a transaction.

2.13 “Market Stand-Off” Agreement. Each Holder hereby agrees that such Holder shall not sell, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Common Stock (or other securities) of the Company not to exceed one hundred eighty (180) days following the

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effective date of a registration statement of the Company filed under the Securities Act; provided that:

(i) such agreement shall apply only to the Qualified Initial Public Offering and is explicitly conditioned on any release or modification of such agreement being effected among all Holders on a basis pro rata to the number of Registrable Shares held by such Holders; and

(ii) such agreement shall apply only if all officers and directors of the Company and holders of at least one percent (1%) of the Company’s voting securities enter into or are bound by similar agreements.

2.14 Agreement to Furnish Information. Each Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter that are consistent with the Holder’s obligations under Section 2.13 or that are necessary to give further effect thereto; provided, however, that any such agreement must require that any release, waiver or modification of such agreement be effected among all Holders on a basis pro rata to the number of Registrabie Shares held by such Holders. In addition, if requested by the Company or the representative of the underwriters of Common Stock (or other securities) of the Company, each Holder shall provide, within ten (10) days of such request, such information as may be required by the Company or such representative in connection with the completion of any public offering of the Company’s securities pursuant to a registration statement filed under the Securities Act. The obligations described in Section 2.13 and this Section 2.14 shall not apply to a Special Registration Statement. The Company may impose stop-transfer instructions with respect to the shares of Common Stock (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period. Any of the foregoing notwithstanding, any institutional investor may, during such one hundred eighty (180) day period, transfer any Common Stock (or other securities) of the Company to any of its partners or members, provided that such partners or members agree in writing as a condition to such transfer to abide by the provisions of this Section 2.14. Each Holder agrees that any transferee of any shares of Registrable Securities shall be bound by Sections 2.13 and 2.14. The underwriters of the Company’s stock are intended third party beneficiaries of Sections 2.13 and 2.14 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

2.15 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

(a) Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b) File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act; and

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(c) So long as a Holder owns any Registrable Securities, furnish to such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports, documents, and information as a Holder may reasonably request in connection with availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

SECTION 3. COVENANTS OF THE COMPANY.

3.1 Basic Financial Information and Reporting.

(a) The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b) Prior to a Qualified Initial Public Offering, as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, the Company will furnish each Major Investor a balance sheet of the Company, as at the end of such fiscal year, and a statement of income and a statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail. Such financial statements shall be accompanied by a report and opinion thereon by independent public accountants of national standing selected by the Company’s Board of Directors.

(c) Prior to a Qualified Initial Public Offering, as soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within forty-five (45) days thereafter, the Company will furnish each Major Investor a balance sheet of the Company as of the end of each such quarterly period, and a statement of income and a statement of cash flows of the Company for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

(d) Prior to a Qualified Initial Public Offering, the Company will furnish each Major Investor: (i) at least thirty (30) days prior to the beginning of each fiscal year an annual budget and operating plans for such fiscal year (and as soon as available, any subsequent revisions thereto); and (ii) as soon as practicable after the end of each month, and in any event within twenty (20) days thereafter, a balance sheet of the Company as of the end of each such month, and a statement of income and a statement of cash flows of the Company for such month and for the current fiscal year to date, including a comparison to plan figures for such period, prepared in accordance with generally accepted accounting principles consistently applied, with the exception that no notes need be attached to such statements and year-end audit adjustments may not have been made.

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3.2 Inspection Rights. In addition to the inspection rights provided under Section 220 of the Delaware General Corporation Law, each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 3.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed. This Section 3.2 shall terminate upon a Qualified Initial Public Offering,

3.3 Confidentiality of Records. Each Investor agrees to use, and to use its best efforts to insure that its authorized representatives use, the same degree of care as such Investor uses to protect its own confidential information to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Investor may disclose such proprietary or confidential information (i) to any partner, subsidiary, parent or affiliate of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary, parent or affiliate is advised of the confidentiality provisions of this Section 3.3; (ii) at such time as it enters the public domain through no fault of such Investor; (iii) that is communicated to it by the Company free of any obligation of confidentiality; or (iv) that the Investor can prove to have been developed by Investor or its agents independently of and without reference to any confidential information communicated by the Company,

3.4 Reservation of Common Stock. The Company-will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

3.5 Stock Vesting. Unless otherwise unanimously approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows: (a) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or, with respect to initial grants to new hires, such person’s services commencement date with the Company, and (b) seventy-five percent (75%) of such stock shall vest in equal monthly portions over the three (3) years thereafter. With respect to any shares of stock purchased by any such person, the Company’s repurchase option shall provide that upon such person’s termination of employment or service with the Company, with or without cause, the Company or its assignee shall have the option to purchase at cost any unvested shares of stock held by such person. Unless otherwise unanimously approved by the Board of Directors, the Company shall not grant provision for the acceleration of any vesting with respect to any of its stock, options or stock equivalents. The Company shall also use reasonable efforts to ensure that any wholly- or majority-owned subsidiary of the Company complies with the restrictions contained in this Section 3.5 with respect to such subsidiary’s relationships with its employees, directors, consultants and other service providers, as applicable.

3.6 Proprietary Information and Inventions Agreement. The Company shall require all employees and consultants to execute and deliver a Proprietary Information and Inventions Agreement substantially in the form attached to the Purchase Agreement. The

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Company shall also use reasonable efforts to ensure that any wholly- or majority-owned subsidiary of the Company complies with the restrictions contained in this Section 3.6 with respect to such subsidiary’s relationships with its employees, directors, consultants and other service providers, as applicable.

3.7 Assignment of Right of First Refusal. In the event the Company elects not to exercise any right of first refusal or right of first offer the Company may have on a proposed transfer of any of the Company’s outstanding capital stock pursuant to the Company’s charter documents, by contract or otherwise, the Company shall assign such unexercised portion of such right of first refusal or right of first offer to each Major Investor. In the event of such assignment, each Major Investor shall have a right to purchase its pro rata portion of such unexercised portion of the capital stock proposed to be transferred. Each Major Investor’s pro rata portion shall be equal to the product obtained by multiplying (x) the aggregate number of shares subject to such unexercised portion by (y) a fraction, the numerator of which is the number of shares of Registrable Securities held by such Major Investor at the time of the proposed transfer and the denominator of which is the total number of shares of Registrable Securities owned by all Major Investors at the time of such proposed transfer.

3.8 Directors’ Liability and Indemnification. The Company’s Certificate of Incorporation and Bylaws shall provide (a) for elimination of the liability of directors to the maximum extent permitted by law and (b) for indemnification of directors for acts on behalf of the Company to the maximum extent permitted by law.

3.9 Termination of Covenants. All covenants of the Company contained in Section 3 of this Agreement shall expire and terminate as to each Investor upon the earlier of (i) the effective date of the registration statement pertaining to any Qualified Initial Public Offering or (ii) upon (a) an Asset Transfer or (b) an Acquisition; provided, however, that the provisions of Sections 3.1, 3.2, and 3.3 shall not expire or terminate pursuant to clause (b) unless such Acquisition involves a company whose equity securities are traded on a nationally or internationally recognized stock exchange.

SECTION 4. RIGHTS OF FIRST REFUSAL.

4.1 Subsequent Offerings. Each Major Investor shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 4.6 hereof (a “Company Offering”). Each Major Investor’s pro rata share is equal to the ratio of (x) the number of shares of the Company’s Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or other convertible security) of which such Investor is deemed to be a holder immediately prior to the issuance of such Equity Securities to (y) the total number of shares of the Company’s outstanding Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities. The term “Equity Securities” shall mean (i) any Common Stock, Preferred Stock or other security of the Company, (ii) any security convertible into or exercisable for or exchangeable for, with or without consideration, any Common Stock, Preferred Stock or other security (including any option to

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purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Common Stock, Preferred Stock or other security, or (iv) any such warrant or right.

4.2 Exercise of Rights. If the Company proposes to issue any Equity Securities, it shall give each Major Investor written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same. Each Major Investor shall have fifteen (15) days from the giving of such notice to agree to purchase all or a portion of its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased. Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any Major Investor who would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale.

4.3 Issuance of Equity Securities to Other Persons. If not all of the Major Investors elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the Major Investors who do so elect and shall offer such Major Investors the right to acquire such unsubscribed shares. The Major Investors shall have five (5) business days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares. If the Major Investors fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell that number of Equity Securities in respect of which the Major Investor’s rights were not exercised, at a price and upon general terms and conditions not more favorable to the purchasers thereof than specified in the Company’s notice to the Major Investors pursuant to Section 4.2 hereof. If the Company has not sold such Equity Securities within ninety (90) days of the notice provided pursuant to Section 4.2, the Company shall not thereafter issue or sell any Equity Securities, without first offering such securities to the Major Investors in the manner provided above.

4.4 Termination and Waiver of Rights of First Refusal.

(a) The rights of first refusal established by this Section 4 shall not apply to, and shall terminate upon the earlier of (i) the effective date of the registration statement pertaining to a Qualified Initial Public Offering or (ii) an Acquisition or an Asset Transfer. The rights of first refusal established by this Section 4 may be amended with written consent of the Company and with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors. Any provision of this Section 4 may waived with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors; provided, however, the rights of any individual Major Investor hereto may not be adversely affected in a manner different than the other Major Investors without such Major Investor’s prior written consent.

(b) Notwithstanding any such waiver of this Section 4.4 pursuant to Section 4.4(a), in the event that any Major Investor(s) actually purchase Equity Securities in any such Company Offering, then each other Major Investor shall be permitted to participate on a pro rata basis (based on the level of participation of the Major Investor purchasing the largest portion of

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its pro rata share) in accordance with the other provisions, including notice and election periods, as set forth in Section 4.

4.5 Transfer of Rights of First Refusal. The rights of first refusal of each Major Investor under this Section 4 may be transferred to the same parties, subject to the same restrictions as any transfer of registration rights pursuant to Section 2.10.

4.6 Excluded Securities. The rights of first refusal established by this Section 4 shall have no application to any of the following Equity Securities:

(a) shares of Common Stock issued upon conversion of the Preferred Stock;

(b) shares of Common Stock and/or options, warrants or other Common Stock purchase rights and the Common Stock issued pursuant to such options, warrants or other rights (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like after the filing of the Restated Certificate) after the Original Issue Date (as defined in the Restated Certificate) to employees, officers or directors of, contractors or consultants or advisors to the Company or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;

(c) shares of Common Stock issued pursuant to the exercise of options, warrants or convertible securities outstanding as of the Original Issue Date, provided, however, that the rights of first refusal established by this Section 4 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(d) shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights issued for consideration other than cash pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;

(e) shares of Common Stock or Preferred Stock and/or warrants or other Common Stock or Preferred Stock purchase rights, and the Common Stock or Preferred Stock issued pursuant to such warrants or other rights issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;

(f) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization by the Company;

(g) shares of Common Stock or Preferred Stock and/or warrants or other Common Stock or Preferred Stock purchase rights, and the Common Stock or Preferred Stock issued pursuant to such warrants or other rights issued to third-party service providers in exchange for or as partial consideration for services rendered to the Company; provided that the issuance of shares therein has been approved by each of the Series D Director, Series C Director, the Series A Director and the Series 1 Director;

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(h) any equity securities issued in connection with strategic transactions involving the Company and other entities, including (i) joint ventures, manufacturing, marketing or distribution arrangements, or (ii) technology transfer or development arrangements; provided that the issuance of shares therein has been approved by each of the Series D Director, Series C Director, the Series A Director and the Series 1 Director; and

(i) shares of Series D Stock issued pursuant to the Purchase Agreement and the Common Stock issued or issuable upon conversion thereof.

SECTION 5. MISCELLANEOUS.

5.1 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

5.2 Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.3 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.

5.4 Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and supersede any and all prior understandings and agreements, whether written or oral, with respect to such subject, including without limitation the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

5.5 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

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5.6 Amendment and Waiver.

(a) Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and the holders of at least a majority of the Registrable Securities.

(b) Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the holders of at least a majority of the Registrable Securities; provided, however, the rights of any individual Holder hereto may not be adversely affected in a manner different than the other Holders without such Holder’s prior written consent.

(c) For the purposes of determining the number of Holder or Investors entitled to vote or exercise any rights hereunder, the Company shall be entitled to rely solely on the list of record holders of its stock as maintained by or on behalf of the Company.

(d) For purposes of Sections 3.1, 3.2 and 3.7, this Agreement may be amended or modified only upon the written consent of the Company and the Major Investors holding a majority of the Registrable Securities held by all Major Investors. The rights the Major Investors set forth in Sections 3.1, 3.2 and 3.7 may be waived with the written consent of Major Investors holding a majority of the Registrable Securities held by all Major Investors. Notwithstanding the foregoing, the rights of any individual Major Investor hereto may not be adversely affected in a manner different than the other Major Investors without such Major Investor’s prior written consent

5.7 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

5.8 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address or electronic mail address as such party may designate by ten (10) days advance written notice to the other parties hereto.

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5.9 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.10 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

5.11 Additional Investors. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of its Preferred Stock pursuant to the Purchase Agreement, any purchaser of such shares of Preferred Stock may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder. Notwithstanding anything to the contrary contained herein, if the Company shall issue Equity Securities in accordance with Section 4.6 (d), (e) or (h) of this Agreement, any purchaser of such Equity Securities may become a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and shall be deemed an “Investor,” a “Holder” and a party hereunder.

5.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

5.13 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities or persons or persons or entities under common management or control shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

5.14 Pronouns. All pronouns contained herein, and any variations thereof, shall be deemed to refer to the masculine, feminine or neutral, singular or plural, as to the identity of the parties hereto may require.

5.15 Amendment and Restatement of Prior Agreement; Effectiveness. This Agreement shall become effective upon the Closing (as defined in the Purchase Agreement) (the “Effective Date”) provided that it has been executed by the Company and a majority of the Registrable Securities then outstanding. Until the Effective Date, the Prior Agreement shall remain in full force and effect. Upon the Effective Date, all provisions of, rights granted and covenants made in the Prior Agreement are hereby waived, released and superseded in their entirety and shall have no further force or effect. In the event the Closing (as defined in the Purchase Agreement) does not occur in accordance with Section 6 of the Purchase Agreement, this Agreement shall be null and void and the Prior Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed this AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT as of the date set forth in the first paragraph hereof.

COMPANY:		INVESTORS:

CORTINA SYSTEMS, INC.		CHANCELLOR V, L.P.,
By: IPC Direct Associates V, LLC
Signature:	/s/ Amir Nayyerhabibi	its General Partner;
Print Name: Amir Nayyerhabibi		By: INVESCO Private Capital, Inc.
Title: President and CEO		its Managing Member

		By:	/s/ E. Lohrasbpour

Address: 441 Logue Avenue Suite 150		Print Name:	E. Lohrasbpour
Suite 150
Mountain View, CA 94043
CHANCELLOR V.A., L.P.
By: IPC Direct Associates V, LLC
its general partner
By: INVESCO Private Capital, Inc.
its Managing Member

		By:	/s/ E. Lohrasbpour
Managing Member

		Print Name:	E. Lohrasbpour

EUROMEDIA VENTURE FUND
(CORTENANCY OF IPC DIRECT
ASSOCIATES V, LLC AND EUROMEDIA
VENTURE BELGIQUE, SA),
By IPC Euromedia Associates, LLC
its Managing Member
By INVESCO Private Capital, Inc.
its Managing Member

		By:	/s/ E. Lohrasbpour
Managing Member

		Print Name:	E. Lohrasbpour

SIGNATURE PAGE TO CORTINA SYSTEMS, INC.

INVESTOR RIGHTS AGREEMENT

CITIVENTURE 2000, L.P.,
By IPC Direct Associates V, LLC its General Partner
By: INVESCO Private Capital, Inc. its Managing Member

By:	/s/ E. Lohrasbpour
Managing Member

Print Name:	E. Lohrasbpour

INTEL ATLANTIC, INC.

By:	/s/ Ravi Jacob

Name:	Ravi Jacob

Title:	Vice President and Treasurer

INSTITUTIONAL VENTURE PARTNERS XI, L.P.

By:	Institutional Venture Management XI, LLC
Its:	General Partner

By:	/s/ Norman A. Fogelsong
Managing Director

INSTITUTIONAL VENTURE PARTNERS XI, GmbH & CO. BETEILIGUNGS KG

By:	Institutional Venture Management XI, LLC
Its:	Managing Limited Partner

By:	/s/ Norman A. Fogelsong
Managing Director

MORGENTHALER PARTNERS VII, L.P., by Morgenthaler Management Partners VII, LLC, its Managing Partner

By:	/s/ Drew Lanza
Managing Member

Drew Lanza
Print Name

EL DORADO VENTURES VI, L.P.

By:	El Dorado Venture Partners VI, LLC
Its:	General Partner

By:	/s/ Thomas H. Peterson

Name:	Thomas H. Peterson

Title:	Managing Member

EL DORADO TECHNOLOGY ‘01, L.P.

By:	El Dorado Venture Partners VI, LLC
Its:	General Partner

By:	/s/ Thomas H. Peterson

Name:	Thomas H. Peterson

Title:	Managing Member

REDPOINT VENTURES II, L.P.
by Redpoint Ventures II, LLC, its General Partner

By:	/s/ R. Thomas Dyal
R. Thomas Dyal
Managing Director

REDPOINT ASSOCIATES II, LLC as nominee

By:	/s/ R. Thomas Dyal
R. Thomas Dyal
Managing Director

REDPOINT TECHNOLOGY PARTNERS Q-I, L.P.
by Redpoint Ventures I, LLC, its General Partner

By:	/s/ R. Thomas Dyal
R. Thomas Dyal
Managing Director

REDPOINT TECHNOLOGY PARTNERS A-I, L.P.
by Redpoint Ventures I, LLC, its General Partner

By:	/s/ R. Thomas Dyal
R. Thomas Dyal
Managing Director

GC&H INVESTMENTS, LLC

By:	/s/ John L. Cardoza

Print Name:	John L. Cardoza

Title:	Managing Member

A&E INVESTMENT LLC

By:	/s/ Lip-Bu Tan
Lip-Bu Tan

JAFCO TECHNOLOGY PARTNERS, L.P.

By:	/s/ H. Joseph Horowitz

Name: H. Joseph Horowitz

Title:	Managing Member JTP Management Associates, L.L.C.
Its General Partner

KODIAK VENTURE PARTNERS II-A, L.P.

By:	Kodiak Ventures Management II, L.P.
Its:	General Partner

By:	Kodiak Ventures Management Company, Inc.
Its:	General Partner

By:	/s/ David A. Furneaux

Print Name:	David A. Furneau

Title:	President

KODIAK VENTURE PARTNERS II-B, L.P.

By:	Kodiak Ventures Management II, L.P.
Its:	General Partner

By:	Kodiak Ventures Management Company, Inc.
Its:	General Partner

By:	/s/ David A. Furneaux

Print Name:	David A. Furneau

Title:	President

LITUNG VENTURE CAPITAL CORPORATION

By:	/s/ Tsui-Hui Huang

Print Name:	Tsui-Hui Huang

Title:	President

SHENGTUNG VENTURE CAPITAL CORPORATION

By:	/s/ Tsui-Hui Huang

Print Name:	Tsui-Hui Huang

Title:	President

CANAAN EQUITY III L.P.

By:	Canaan Equity Partners III LLC

By:	/s/ Eric A. Young
Eric A. Young
Member/Manager

CANAAN EQUITY III ENTREPRENEURS LLC

By:	Canaan Equity Partners III LLC

By:	/s/ Eric A. Young
Eric A. Young
Manager

CONNOR ERICKSON YOUNG IRREVOCABLE TRUST DTD 2/11/98

By:	/s/Eric A. Young

/s/ Deepak Kamra

/s/ Stephen L. Green

/s/ Gregory Kopchinsky

/s/ Guy Russo

/s/ Brent Ahrens

HAROLD HUGHES, HAROLD HUGHES INDIVIDUAL RETIREMENT ACCOUNT, NANCY HUGHES INDIVIDUAL RETIREMENT ACCOUNT

By:	/s/ Harold Hughes

SFGO GP LLC

By:	/s/ Amir Nayyerhabibi
Managing Director

Name:	Amir Nayyerhabibi

BRIDGESCALE PARTNERS, L.P.

By:	Bridgescale Partners GP I, L.L.C., its
General Partner

By:	/s/ Rob Chaplinsky
Managing Member

ICE PICK INVESTMENT PARTNERS

By:	/s/ Jack Halford

Name:	Jack Halford

Title:	Managing Partner

SOFINNOVA VENTURE PARTNERS VI, LP, AS NOMINEE FOR SOFINNOVA VENTURE PARTNERS VI, L.P, SOFINNOVA PARTNERS VI GmbH & CO. KG, AND SOFINNOVA VENTURE AFFILIATES VI, L.P.

By:	/s/ Eric Buatois

Name:	Eric Buatois

Title:	Managing Director

ALLOY VENTURES 2005, L.P.

BY:	ALLOY VENTURES 2005, LLC
Its:	General Partner

By:	/s/ Ammar Hanafi

Print Name:	Ammar Hanafi

Title:	General Partner

PROCIFIC

By:	/s/ Mauza Amiri

Name:	Mauza Amiri

Title:	Director

DCM IV, L.P. DCM AFFILIATES FUND IV, L.P.

By:	DMC Investment Management IV, L.P.
its General Director

By:	DMC International IV, Ltd.
its General Partner

By;	/s/ Carlton Amdahl
Carlton Gene Amdahl, as authorized signatory

RIM SHADOWS INVESTMENTS, LLC

By:	/s/ Jerome L. Klinger

Name:	Jerome L. Klinger

HERBERT S. MADAN REVOCABLE TRUST DATED 4/23/97

By:	/s/ Herbert Madan

Name:	Herbert S. Madan

Title:	Trustee

CGM IRA CUSTODIAN FBO HAROLD HUGHES

By:	/s/ Harold Hughes

Name:	Harold Hughes

CGM IRA CUSTODIAN FBO NANCY L. HUGHES

By:	N. L. Hughes

Name:	Nancy L. Hughes

HAROLD E. & NANCY L. HUGHES TRUSTEES FBO THE HUGHES FAMILY TRUST DTD 3/6/95

By:	/s/ Harold Hughes /s/ Nancy L. Hughes

Name:	Harold Hughes Nancy L. Hughes

HAROLD E. HUGHES ACF BRENTON M. HUGHES U/CA/UTMA

By:	/s/ Harold Hughes

Name:	Harold Hughes

HAROLD E. HUGHES ACF ALLISON W. HUGHES U/CA/UTMA

By:	/s/ Harold Hughes

Name:	Harold Hughes

EXHIBIT A

SCHEDULE OF INVESTORS

Canaan Equity III L.P.

2765 Sand Hill Road

Menlo Park, CA 94025

Jafco Technology Partners, L.P.

505 Hamilton Avenue

Palo Alto, CA 94301

Morgenthaler Partners VII, L.P.

Morgenthaler Ventures

2710 Sand Hill Road, Suite 100

Menlo Park, CA 94025

El Dorado Ventures VI, L.P.

2884 Sand Hill Road, Suite 121

Menlo Park, CA 94025

Kodiak Venture Partners II-A, L.P.

Bay Colony Corporate Center

1000 Winter Street, Suite 3800

Waltham, MA 02451

Redpoint Ventures II, L.P.

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, CA 94025

Herbert S. Madan Revocable

Trust dated 4/23/97

Chancellor V, L.P.

Invesco Private Capital

1166 Avenue of the Americas

New York, NY 10036

Euromedia Venture Fund

INVESCO Private Capital

1166 Avenue of the Americas

New York, NY 10036

Canaan Equity III Entrepreneurs L.P.

2765 Sand Hill Road

Menlo Park, CA 94025

Litung Venture Capital Corporation

10F, 261, Sung-Chiang Road

Taipei, Taiwan, ROC

Chancellor V-A, L.P.

INVESCO Private Capital

1166 Avenue of the Americas

New York, NY 10036

Kodiak Venture Partners II-B, L.P.

Bay Colony Corporate Center

1000 Winter Street, Suite 3800

Waltham, MA 02451

Harold Hughes

Shengtung Venture Capital Corporation

10F, 261, Sung-Chiang Road

Taipei, Taiwan, ROC

Albert Y. C. Yu 1996 Revocable Trust

Citiventure 2000, L.P.

INVESCO Private Capital

1166 Avenue of the Americas

New York, NY 10036

Merrilee J Turley

The Debra L. Hansen Trust, dated 2/7/03

El Dorado Technology ‘01, L.P.

2884 Sand Hill Road, Suite 121

Menlo Park, CA 94025

Rim Shadows Investments, Llc

2550 Lyon Street

San Francisco, CA 94123

GC&H Investments

One Maritime Plaza, 20th Floor

San Francisco, CA 94111-3580

Attn: Jim Kindler

Nancy Hughes Individual

Retirement Account

A&E Investment

Lip-Bu Tan

c/o Walden International

One California Street, Suite 2800

San Francisco, CA 94111

Granite Hill Capital Ventures, LLC

Invesco Private Capital

1166 Avenue of the Americas

New York, NY 10036

Redpoint Associates II, LLC

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, CA 94025

Harold Hughes

Individual Retirement Account

Lighthouse Capital Partners IV, L.P.

500 Drake’s Landing Road

Greenbrae, California 94904-3011

Cadence Design Systems (Ireland) Limited

c/o General Counsel

Cadence Designs Systems, Inc.

2655 Seely Avenue, Building 5

San Jose, CA 95134

Redpoint Technology Partners Q-I, L.P.

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, CA 94025

Redpoint Technology Partners A-I, L.P.

3000 Sand Hill Road

Building 2, Suite 290

Menlo Park, CA 94025

Cisco Systems, Inc.

Cisco Systems, Inc.

170 West Tasman Drive

San Jose, CA 95134

Attn: Senior Vice President, Corporate Development

SFO GP LLC

3000 Sand Hill Road

Building 2, Suite 150

Menlo Park, CA 94025

Connor Erickson Young

Irrevocable Trust dtd 2/11/98

Deepak Kamra

Stephen L. Green

Gregory Kopchinsky

Guy Russo

Brent Ahrens

Intel Atlantic, Inc.

Attn: Portfolio Manager

2200 Mission College Blvd

MS: RN6-46

Santa Clara, CA 95052

Institutional Venture Partners XI, L.P.

3000 Sand Hill Road

Building 2, Suite 250

Menlo Park, CA 94025

Institutional Venture Partners XI GmbH &

Co. Beteiligungs KG

3000 Sand Hill Road

Building 2, Suite 250

Menlo Park, CA 94025

Alloy Ventures 2005, L.P.

400 Hamilton Avenue, 4th floor

Palo Alto, CA 94301

Sofinnova Venture Partners VI, L.P.,

as Nominee for Sofinnova Venture

Partners VI, Sofinnova Partners VI

GmbH & Co. KG, and Sofinnova Venture

Affiliates VI, L.P.

2765 Sand Hill Road

Menlo Park, CA 94025

Bridgescale Partners, L.P.

2200 Sand Hill Road

Suite 240

Menlo Park, CA 94025

Ice Pick Partners

c/o Thomas Weisel Partners

1950 University Ave., Suite 501

E. Palo Alto, CA 94303

DCM IV, L.P.

2420 Sand Hill Road

Suite 200

Menlo Park, CA 94025

DCM Affiliates Fund IV, L.P.

2420 Sand Hill Road

Suite 200

Menlo Park, CA 94025

Procific

P.O. Box 7106, Corniche Street

Abu Dhabi, United Arab Emirates (U.A.E.)

Attn: Morten Thorsen

Harold E. & Nancy L. Hughes

Trustees FBO The Hughes Family Trust dtd 3/6/95

Harold E. Hughes ACF Brenton M.

Hughes U/CA/UTMA

Harold E. Hughes ACF

Allison W. Hughes U/CA/UTMA

CGM IRA Custodian FBO

Harold Hughes

CGM IRA Custodian FBO

Nancy L. Hughes

Herbert S. Madan Revocable Trust dated 4/23/97